Press Release     Source: Westside Energy Corporation
PRESS  RELEASE     Source:  Westside  Energy  Corporation


WESTSIDE ENERGY REPORTS 2.1 MMCF/D TEST RATE FROM THIRD HILL COUNTY HORIZONTAL WELL
Thursday August 23, 11:03 am ET

DALLAS, Aug. 23 /PRNewswire-FirstCall/ --

Westside Energy Corporation (Amex: WHT), an oil and gas company with operations focused on the exploration and ---- development of natural gas in the Barnett Shale play today reported that the Primula South #2H well (WHT 50% WI), the Company's third Hill County horizontal well, was successfully completed and tested at a gross initial rate of 2.1 MMCF/D. The well continues to unload completion fluid at a rate of 600 BPD. The Company's fourth Hill County well, the Ellison Estate #2H (WHT 50% WI), has been drilled and cased and is waiting on fracture stimulation and pipeline construction. The drilling rig is being moved to the Company's fifth Hill County location and will soon commence drilling the Ellison Estate #3H well (WHT 50% WI). Westside's 2007 drilling activities are primarily focused on joint exploration agreement acreage in Hill County. However, development of certain leases in the North Program area continues through various farmout arrangements in which Westside retains a carried interest. Recent activity is as follows:

    Well  Name         Type                       Status
    Seay  #1H       Horizontal    Unloading  frac  water;  beginning to cut oil.
    Gray  #1H       Horizontal    Unloading  frac  water.
    Elam  #2H       Horizontal    Drilled  and  cased;  waiting  on  completion.

Management  Comment

Douglas G. Manner, Westside's Chief Executive Officer, stated, "We continue to make progress on executing our 2007 drilling plan. The initial rate on the Primula South #2H well is in line with our expectations and we experienced significant execution time improvements in the drilling of the Ellison Estate #2H well. Production rates from the previously reported Primula #1H and Ellison Estate #1H wells are tracking above rates projected in pre-drill estimates. Our North Program farmout activities have allowed us to continue to test and develop this acreage without having to allocate additional capital to this area in 2007."

About  Westside  Energy  Corporation
Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website: http://www.westsideenergy.com.
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Forward-Looking  Statements
Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.




Source:  Westside  Energy  Corporation